SCHEDULE 14C INFORMATION

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Akcea Therapeutics, Inc.

(Name of Registrant as Specified In Its Charter)

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AKCEA THERAPEUTICS, INC.

22 Boston Wharf Road, 9th Floor

Boston, MA 02210

NOTICE OF

2019 ANNUAL MEETING OF STOCKHOLDERS

AND

INFORMATION STATEMENT

PURSUANT TO SECTION 14 OF THE SECURITIES EXCHANGE ACT OF 1934

AND REGULATION 14C PURSUANT THERETO

WE ARE NOT ASKING YOU FOR A PROXY

AND YOU ARE REQUESTED NOT TO SEND US A PROXY

Dear Stockholders,

I am pleased to invite you to the 2019 Annual Meeting of Stockholders of Akcea Therapeutics, Inc. (the “Company”) on Friday, June 14, 2019 at 2:00 p.m. Eastern Time. The Annual Meeting will be a virtual meeting, which will be conducted via a live audio webcast. You will be able to attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/AKCA2019.

This notice and the accompanying Information Statement is also being furnished to you to provide notice of an action by written consent of the Company’s majority stockholder approving the following resolutions:

1. Electing the board’s nominees for director, Paula Soteropoulos, Sarah Boyce, Christopher Gabrieli, Edward M. Fitzgerald, Elaine Hochberg, Damien McDevitt, Ph.D., Richard A. Moscicki, M.D., B. Lynne Parshall, J.D., and Sandford D. Smith, to the board of directors to serve until the next annual meeting or, in each case, until her or his successor is duly elected and qualified, or until her or his earlier death, resignation or removal.

2. Ratifying the selection by the Audit Committee of the board of directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2019.

The Company obtained approval on April 24, 2019 of the foregoing actions from its majority stockholder, who holds 70,221,338 shares of the Company’s Common Stock, representing approximately 76% of the voting rights of the stockholders entitled to vote on April 17, 2019 (the “Record Date”). Pursuant to Rule 14c-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the foregoing actions will not become effective until our Annual Meeting to be held on June 14, 2019, which date is at least twenty days from the date that the accompanying Information Statement is first made available to our stockholders.

Your vote or consent is not requested or required, and the board or directors is not soliciting your proxy. In compliance with the Delaware General Corporation Code and the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, the written consent of a majority of the outstanding shares of the Company’s Common Stock is sufficient to approve the matters listed above. The accompanying Information Statement is being furnished to you to inform the Company’s stockholders of the matters described herein, in accordance with the requirements of the Exchange Act and Delaware law.

This notice is being mailed on or about April 29, 2019 to stockholders of record at the close of business on the Record Date.

By Order of the Board of Directors,

/s/ Paula Soteropoulos
Paula Soteropoulos
Chief Executive Officer

INFORMATION STATEMENT

PURSUANT TO SECTION 14 OF THE SECURITIES EXCHANGE ACT OF 1934

AND REGULATION 14C PURSUANT THERETO

AKCEA THERAPEUTICS, INC.

22 Boston Wharf Road, 9th Floor

Boston, MA 02210

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY.

This Information Statement is being made available on or about April 29, 2019 to the holders of record of the outstanding common stock, par value $0.001 (“Common Stock”), of Akcea Therapeutics, Inc. as of the close of business on April 17, 2019 (the “Record Date”). This Information Statement is distributed to (1) invite our stockholders to attend the 2019 Annual Meeting of Stockholders that will be held as a virtual meeting on Friday, June 14, 2019, which will be conducted via a live audio webcast at 2:00 p.m. Eastern Time and (2) inform our stockholders of actions taken without a meeting by the written consent of our majority stockholder. Except as otherwise indicated by the context, references in this Information Statement to the “Company,” “Akcea,” “we,” “us,” or “our” are references to Akcea Therapeutics, Inc.

On March 8, 2019, our board of directors adopted resolutions (1) nominating and recommending the election of Paula Soteropoulos, Sarah Boyce, Christopher Gabrieli, Edward M. Fitzgerald, Elaine Hochberg, Damien McDevitt, Ph.D., Richard A. Moscicki, M.D., B. Lynne Parshall, J.D., and Sandford D. Smith, as directors of the Company; and (2) selecting Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019. By written consent in lieu of an annual meeting of stockholders (the “Written Consent”), on April 24, 2019, Ionis Pharmaceuticals, Inc., the holder of approximately 76% of the Company’s outstanding Common Stock (the “Majority Stockholder”), (a) elected all of the board’s nominees to the board of directors to serve until our 2020 annual meeting of stockholders or, in each case, until his or her successor is elected and has qualified, or until his or her earlier death, resignation or removal, and (b) ratified the selection of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2019 (collectively, the “Stockholder Actions”). A copy of the Written Consent is attached to this Information Statement as Exhibit A.

No action is required by you. We prepared this Information Statement to inform our stockholders who did not execute the Written Consent of the actions taken, in accordance with the requirements of the Securities and Exchange Commission’s rules and regulations and the Delaware General Corporation Law (the “DGCL”). The Stockholder Actions will be deemed effective immediately following our Annual Meeting to be held on June 14, 2019, which date is at least twenty days from the date that the accompanying Information Statement is first made available to our stockholders.

VOTING AND VOTE REQUIRED

Under Section 228 of the Delaware General Corporation Law and the provisions of our Amended and Restated Certificate of Incorporation (our “Certificate of Incorporation”) and Amended and Restated Bylaws (our “bylaws”), stockholders of the Company may take action without a meeting upon the written consent of the holders of outstanding shares of voting common stock, having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. All corporate approvals required to effectuate the Stockholder Actions have been obtained and we are not seeking a consent, approval, authorization or proxy from our remaining stockholders.

As of the close of business on the Record Date, 92,767,059 shares of the Company’s Common Stock were outstanding. Each holder of our Common Stock on that date was entitled to cast one vote for each share of Common Stock registered in such holder’s name.

The stockholders of the Company do not have dissenter’s rights of appraisal in connection with the matters described in this Information Statement.

The cost of preparing, printing and mailing this Information Statement will be borne by the Company.

NOTICE PURSUANT TO SECTION 228 OF THE DELAWARE GENERAL CORPORATION LAW

We are required to provide prompt notice of the taking of corporate action by written consent to our stockholders who have not consented in writing to such action. This Information Statement serves as the notice required by Section 228 of the DGCL.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

No director, executive officer, nominee for election as a director, associate of any director, executive officer or nominee or any other person has any substantial interest, direct or indirect, by security holdings or otherwise, in the Stockholder Actions.

AKCEA THERAPEUTICS, INC.

INFORMATION STATEMENT

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND THIS INFORMATION STATEMENT

Why did I receive a Notice Regarding the Availability of the Information Statement on the Internet?

We are distributing our Notice of Annual Meeting and Information Statement (the “Notice”) by mail using the Notice and Access procedures established by the United States Securities and Exchange Commission (the “SEC”). The Notice is important because it contains a control number and instructions that will allow you to access our Information Statement through the Internet or to request printed materials. All stockholders will have the ability to access the materials on the website referred to in the Notice or request to receive a printed set of the materials. You can find instructions on how to access the materials over the Internet or to request a printed copy in the Notice.

We intend to mail the Notice on or about April 29, 2019 to all stockholders of record as of the Record Date.

Where and when is the Annual Meeting and how do I attend?

The Annual Meeting will be a virtual meeting on Friday, June 14, 2019, which will be conducted via a live audio webcast at 2:00 p.m. Eastern Time. You will be able to attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/AKCA2019. We recommend that you log in a few minutes before the Annual Meeting on June 14, 2019 to ensure you are logged in when the meeting starts. Online check-in will begin at 1:45 p.m. Eastern Time, and you should allow ample time for the check-in procedures.

If you cannot attend, please note that we will make a webcast of the presentation that follows the Annual Meeting available on the day of the meeting and for a limited time following the meeting at http://ir.akceatx.com/media-investors/corporate-governance. Please note that any information that is included on or linked to our website is not part of this Information Statement or any registration statement or report that incorporates this Information Statement by reference.

What items will be voted on at the Annual Meeting?

No items will be voted on by stockholders at the Annual Meeting. As described in this Information Statement, the Majority Stockholder voted in favor of the Stockholder Actions in the Written Consent, which is attached hereto as Exhibit A.

Can I ask questions at the Annual Meeting?

Only stockholders of record as of the Record Date for the Annual Meeting may submit questions or comments.

If you would like to submit a question, you may do so before or during the Annual Meeting. If you would like to submit your question any time before the start of the Annual Meeting, you may log in to www.proxyvote.com and enter your control number. Once past the login screen, click on “Question for Management,” type in your question, and click “Submit.”

Alternatively, you will be able to ask questions by joining the virtual Annual Meeting at www.virtualshareholdermeeting.com/AKCA2019 and typing your question in the box in the Annual Meeting portal.

To help ensure that we have a productive and efficient meeting, and in fairness to all stockholders in attendance, you will also find posted our rules of conduct for the Annual Meeting when you log in prior to its start. In accordance with the rules of conduct, we ask that you limit your remarks to one brief question or comment that is relevant to the Annual Meeting or Akcea’s business and that remarks are respectful of your fellow stockholders and meeting participants. Questions may be grouped by topic by Akcea management with a representative question read aloud and answered. In addition, questions may be ruled as out of order if they are, among other things, irrelevant to our business, related to pending or threatened litigation, disorderly, repetitious of statements already made, or in furtherance of the speaker’s own personal, political or business interests. Questions will be addressed in the Q&A portion of the Annual Meeting.

What if I need technical assistance accessing or participating in the virtual Annual Meeting?

If you encounter any difficulties accessing the virtual Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Shareholder Meeting log in page. Technical support will be available starting at 12:01 a.m. Eastern Time on June 14, 2019.

When are stockholder proposals due for next year’s Annual Meeting?

To be considered for inclusion in next year’s proxy materials, you must submit your proposal, in writing, by December 31, 2019, the date 120 days prior to the anniversary of the mailing date of this Information Statement, to our Corporate Secretary at 22 Boston Wharf Road, 9th Floor, Boston, MA 02210, and you must comply with all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

If you wish to submit a proposal or director nomination at the meeting that is not to be included in next year’s proxy materials, you must also do so no later than December 31, 2019. However, if our 2020 Annual Meeting of Stockholders is not held between May 15, 2020 and July 14, 2020, to be timely, notice by the stockholder must be received not later than the one hundred twentieth (120th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made. Stockholders should also review our bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

How can I elect to receive materials for future Annual Meetings electronically?

We are pleased to offer to our stockholders the benefits and convenience of electronic delivery of Annual Meeting materials, including:

•	delivering the Information Statement and Annual Report on Form 10-K, and related materials by email to our stockholders;

•	helping the environment by decreasing the use of paper documents;

•	reducing the amount of bulky documents stockholders receive; and

•	reducing our printing and mailing costs associated with more traditional delivery methods.

We encourage you to conserve natural resources and to reduce printing and mailing costs by signing up for electronic delivery of our stockholder communications at www.materialnotice.com.

ELECTION OF DIRECTORS

Information about Our Board of Directors

Our board of directors consists of nine directors. Pursuant to the Written Consent, the Majority Stockholder elected nine directors to serve until our 2020 Annual Meeting of Stockholders or, in each case, until his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal. Each of the directors described below was a member of the board of directors on the date of the Written Consent and each of them has consented to serve as a director.

Information about the 2019 Election of Directors

Our board of directors has nominated Paula Soteropoulos, Sarah Boyce, Christopher Gabrieli, Edward M. Fitzgerald, Elaine Hochberg, Damien McDevitt, Ph.D., Richard A. Moscicki, M.D., B. Lynne Parshall, J.D., and Sandford D. Smith to be elected as directors by the Company’s stockholders.

On April 24, 2019, the Majority Stockholder executed the Written Consent electing the nine directors to serve until our 2020 Annual Meeting of Stockholders or, in each case, until her or his successor is duly elected and qualified, or until her or his earlier death, resignation or removal. The election will become effective on June 14, 2019, the date of the 2019 Annual Meeting. We provide below a short biography for each director elected to our board of directors pursuant to the Written Consent.

Biographies of the Directors Elected

Paula Soteropoulos, age 51, joined Akcea as President and Chief Executive Officer and as a member of our board of directors in January 2015. In connection with the closing of a development, commercialization, collaboration and license agreement and a related stock purchase agreement with Ionis Pharmaceuticals, Inc. (“Ionis”), which closing occurred on April 17, 2018 (such transaction, the “Inotersen Transaction”), Ms. Soteropoulos resigned from the position of President in April 2018, but remains our Chief Executive Officer. Prior to joining Akcea, Ms. Soteropoulos was a member of the executive leadership team of Moderna Therapeutics Inc., a private biotechnology company, serving as the Cardiometabolic Business Unit General Manager and Senior Vice President of Strategic Alliances from July 2013 to December 2014. Prior to Moderna, Ms. Soteropoulos spent 21 years at Genzyme Corporation in various leadership positions driving strategy, sales and marketing, business development, manufacturing process development, strategic capacity planning, and supply chain development. Since July 2013, Ms. Soteropoulos has served on the supervisory board of uniQure N.V., a public biotechnology company. Ms. Soteropoulos also serves on the advisory board of the Tufts University Chemical and Biological Engineering Department. Our board of directors believes that Ms. Soteropoulos is uniquely suited to serve on our board of directors because of her experience in the biotechnology industry and her daily insight into corporate matters as our Chief Executive Officer.

Sarah Boyce, age 47, joined Akcea as President and as a member of our board of directors in April 2018 in connection with the Inotersen Transaction. Prior to joining Akcea, Ms. Boyce was Chief Business Officer of Ionis from January 2015 to April 2018. Prior to joining Ionis, Ms. Boyce was Vice President, Head of International Business Strategy and Operations at Forest Laboratories, Inc. from 2012 to 2014. She was Vice President, Global Head Nephrology Therapeutics Area of Alexion Pharmaceuticals Inc. from 2010 to 2011. She held various positions at Novartis Group AG, including Vice President, Global Program Head, Pediatric and Specialty from 2000 to 2010. Prior to that, Ms. Boyce held positions at Bayer AG and F. Hoffmann-La Roche AG. Our board of directors believes that Ms. Boyce is uniquely suited to serve on our board of directors because of her experience in the biotechnology industry and her daily insight into corporate matters as our President.

Christopher Gabrieli, age 59, has served as a member of our board of directors since April 2016. Since June 2014, Mr. Gabrieli has served as Chief Executive Officer of Empower Schools, a non-profit education innovation organization, and since May 2014, Mr. Gabrieli has served as a Partner Emeritus at Bessemer Venture Partners, a venture capital fund. Previously, from 1987 to April 2014, Mr. Gabrieli was a Partner at Bessemer, where he led their life sciences practice and made a founding investment in Ionis. Mr. Gabrieli served on Ionis’ board of directors from 1989 to 2006. During his time at Bessemer, he invested in over thirty life science and health care companies, including several that became publicly traded. Mr. Gabrieli is also the Chairman of the Massachusetts Board of Higher Education and a part-time Lecturer at the Harvard Graduate School of Education. Our board of directors believes that Mr. Gabrieli is uniquely suited to serve on our board of directors because of his substantial experience as an investor in the life sciences industry.

Edward Fitzgerald, age 64, has served as a member of our board of directors since May 2017. He has been an independent business advisor since April 2016. From June 2010 to April 2016, Mr. Fitzgerald served as Executive Vice President, Chief Financial Officer and Treasurer of ARIAD Pharmaceuticals, Inc., an international biopharmaceutical company, and was its Senior Vice President, Chief Financial Officer and Treasurer from May 2002 to June 2010. He was Senior Vice President, Chief Financial Officer and Secretary of AltaRex, Inc., a development stage biotechnology company, from 1998 to April 2002. He held management positions at BankBoston Corporation from 1992 to 1997 in its Mergers & Acquisitions Group and its Consumer Lending Group. He was a partner in the Audit and Business Advisory Practice of Arthur Andersen & Co. from 1989 to 1992. Our board of directors believes that Mr. Fitzgerald is uniquely suited to serve on our board of directors because of his background and extensive experience in executive management and financial accounting and reporting, particularly in the biotechnology and pharmaceutical industry.

Elaine Hochberg, age 62, has served as a member of our board of directors since March 2017. Currently, Ms. Hochberg serves on the boards of Egalet Corporation and Valhalla IP, and is a managing partner of Elaran, LLC, a business strategy and management firm, and is a business development manager for IWD, LLC, a wine importing business. Ms. Hochberg served in various senior leadership positions at Forest Laboratories, Inc. from June 1997 to June 2014 when the company was sold to Actavis plc. Her positions included Executive Vice President, International, Strategic Planning and Government Affairs from December 2013 to June 2014, Executive Vice President, US Sales and Marketing, Chief Commercial Officer from 2010 to November 2013, Senior Vice President, Marketing, Chief Commercial Officer, from 2007 to 2010, Senior Vice President, Marketing from 1999 to 2007 and Vice President, Marketing from 1997 to 1999. Ms. Hochberg began her pharmaceutical career in July of 1985 at Sandoz Pharmaceuticals (now Novartis International AG). In April of 1991, she joined Wyeth-Ayerst Laboratories (now Pfizer Inc.) where she held several positions of increasing responsibility, ultimately serving as Assistant Vice-President, Marketing of the company’s Vaccines and Pediatrics division. She also serves on the boards of several nonprofit organizations in the New York City area. Our board of directors believes that Ms. Hochberg is uniquely suited to serve on our board of directors because of her over 30 years of experience leading commercial organizations for life science companies.

Damien McDevitt, Ph.D., age 52, has served as a member of our board of directors since October 2018. Dr. McDevitt is Chief Business Officer of Ionis Pharmaceuticals. He is a member of Ionis’ executive leadership team, responsible for leading Ionis’ corporate development activities, including corporate communications, business development, patient advocacy, competitive intelligence and alliance management. Dr. McDevitt joined Ionis in June 2018. Previously, Dr. McDevitt was senior vice president, corporate development at ACADIA Pharmaceuticals, Inc. Prior to ACADIA, he served at GlaxoSmithKline plc (GSK) in various roles with increasing responsibility including vice president, head of business development for R&D Extended Therapy areas, head of Worldwide Business Development Asia and head of GSK’s R&D West Coast Innovation Center. Our board of directors believes Dr. McDevitt is uniquely suited to serve on our board of directors primarily because he has been instrumental in over 70 global business development transactions over the course of more than two decades involving multiple therapeutic areas, including severe and rare and neuromuscular diseases, among others.

Richard A. Moscicki, M.D., age 67, has served as a member of our board of directors since June 2018. Dr. Moscicki has been the Executive Vice President for Science and Regulatory Advocacy and the Chief Medical

Officer at Pharmaceutical Research and Manufacturers of America (PhRMA) since he joined in 2017. From 2013 to 2017, prior to joining PhRMA, Dr. Moscicki served as Deputy Center Director for Science Operations for the U.S. Food and Drug Administration’s (FDA) Center for Drug Evaluation and Research (CDER). He was senior vice president and Head of Clinical Development at Sanofi-Genzyme from 2011 to 2013. Dr. Moscicki served as Chief Medical Officer at Genzyme Corporation from 1992 to 2011 where he was responsible for worldwide global regulatory and pharmacovigilance matters, as well as all aspects of clinical research and medical affairs. Dr. Moscicki received his medical degree from Northwestern University Medical School. He completed a residency in Internal Medicine at University of Vermont and a fellowship in clinical immunology and immunopathology at Massachusetts General Hospital and remained on staff until 2013. Our board of directors believes that Dr. Moscicki is uniquely suited to serve on our board of directors because of his nearly 40 years of experience as a physician leading commercial organizations for life science companies.

B. Lynne Parshall, J.D., age 65, has served as a member of our board of directors since January 2015. Ms. Parshall has served as a director of Ionis since September 2000. She has served as Senior Strategic Advisor to Ionis since January 2018, served as Ionis’ Chief Operating Officer from December 2007 to January 2018, and previously served as the Chief Financial Officer from June 1994 to December 2012. She also served as the Ionis Corporate Secretary through 2014 and has served in various executive roles since November 1991. Prior to joining Ionis, Ms. Parshall practiced law at Cooley LLP, outside counsel to Ionis and Akcea, where she was a partner from 1986 to 1991. Ms. Parshall is currently a member of the board of directors of Cytokinetics Inc., a public biopharmaceutical company. She was a member of the board of directors of Regulus Therapeutics Inc., a public biopharmaceutical company, from January 2009 to June 2015. She is also a member of the American, California and San Diego bar associations. In addition, Ms. Parshall has over 25 years of experience structuring and negotiating strategic licensing and financing transactions in the life sciences field. Our board of directors believes Ms. Parshall is uniquely suited to serve on our board of directors primarily because, as the Chief Operating Officer and an executive of Ionis for over 20 years, she has valuable experience and expertise.

Sandford (“Sandy”) D. Smith, age 72, has served as a member of our board of directors since March 2017. For the past 20 years, he has focused on drugs and therapies for rare genetic diseases. Since December 2011, Mr. Smith has served as Founder and Chairman of Global Biolink Partners, a consulting firm advising public biopharmaceutical companies on commercial strategy and international business models. From July 2015 to January 2016, Mr. Smith served as interim Chief Executive Officer of Aegerion Pharmaceuticals, Inc., a biotechnology company, and following Aegerion’s merger with Novelion Therapeutics, Inc., he served as Novelion’s Vice Chair until March 2017. From 1996 to 2011, Mr. Smith held various positions at Sanofi-Genzyme (formerly Genzyme Corporation), most recently leading the integration of Genzyme’s international business into Sanofi’s global organization. Prior to that, he served as Executive Vice President of Genzyme Corporation, and President of Genzyme International. From 1986 to 1996, Mr. Smith was President, Chief Executive Officer and a member of the board of directors of RepliGen Corporation. From 1977 to 1985, Mr. Smith held various positions at Bristol-Myers Squibb, most recently serving as Vice President of Business Development and Strategic Planning for the Pharmaceutical and Nutritional Division. He currently serves on the boards of Cytokinetics Inc., Apricus Biosciences and Neuralstem Inc., each a publicly traded biopharmaceutical company. Our board of directors believes that Mr. Smith is uniquely suited to serve on our board of directors because of his substantial experience in strategic executive roles for publicly traded life sciences companies.

INFORMATION REGARDING THE BOARD AND CORPORATE GOVERNANCE

Controlled Company; Director Independence

The Company meets the definition of a controlled company under Nasdaq Marketplace Rule 5615(c)(1) (a “Controlled Company”) because Ionis beneficially owns more than 50% of the voting power of our common stock. As a result, the Company may rely on exemptions from certain independence requirements of the Nasdaq rules, including the requirement to maintain a majority of independent directors on the Company’s board of directors as well as the requirement to maintain a nominating and corporate governance committee and compensation committee composed entirely of independent directors.

Our board of directors has undertaken a review of the independence of our directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from and provided by each director concerning such director’s background, employment and affiliations, including family relationships, our board of directors has determined that five of our directors, Mr. Fitzgerald, Mr. Gabrieli, Dr. Moscicki, Mr. Smith and Ms. Hochberg, are independent as defined by Rule 5605(a)(2) of the Nasdaq Marketplace Rules. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our company and Ionis and all other facts and circumstances that our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director and the transactions involving them described below in “Certain Relationships and Related Transactions.”

There are no family relationships among any of our directors or executive officers.

Information Regarding Our Board of Directors and its Committees

Leadership Structure

Our board of directors has an independent chair, Mr. Gabrieli, who has authority, among other things, to call and preside over board meetings, including meetings of the independent directors, to set meeting agendas and to determine materials to be distributed to the board of directors. Accordingly, the Chairperson of the board of directors has substantial ability to shape the work of the board of directors. The Company believes that separation of the positions of Chairperson and Chief Executive Officer reinforces the independence of the board of directors in its oversight of the business and affairs of the Company. In addition, the Company believes that having an independent Chairperson creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the board of directors to monitor whether management’s actions are in the best interests of the Company and its stockholders. As a result, the Company believes that having an independent Chairperson can enhance the effectiveness of the board of directors as a whole.

Risk Oversight

Our board of directors administers its risk oversight function directly and through both its Audit Committee and its Nominating, Governance and Review Committee. The Audit Committee oversees management of financial risks and related party transactions. The Nominating, Governance and Review Committee manages risks associated with the independence of the board of directors and potential conflicts of interests at the level of the board of directors, and periodically reviews our policies and procedures and makes recommendations when appropriate. We provide a complete description of each of these committees and its respective roles and responsibilities below. While each of these committees is responsible for evaluating certain risks and overseeing how we manage risk, these committees regularly inform the entire board of directors about such risks through committee reports.

In addition to the formal compliance program, the board of directors, the Audit Committee, and the Nominating, Governance and Review Committee encourage management to promote a corporate culture that understands risk management and incorporates it into the overall corporate strategy and day-to-day business operations. Our risk management structure also includes an ongoing effort to assess and analyze the most likely areas of future risk for Akcea. As a result, the board of directors, the Audit Committee and the Nominating, Governance and Review Committee periodically ask our executives to discuss the most likely sources of material future risks and how we are addressing any significant potential vulnerability.

Board Meetings and Attendance and Committee Members

The board of directors met six times in 2018. During 2018, all directors attended 100% of the meetings of the board of directors and the committees on which they served. We encourage, but do not require, each member of the board of directors to attend the Annual Meeting of Stockholders. One director attended the Annual Meeting of Stockholders held in 2018.

Board Committee Members

The table below identifies our current board of directors and committee members.

Name	Audit	Compensation	Nominating, Governance and Review
Ms. Paula Soteropoulos	—	—	—
Ms. Sarah Boyce	—	—	—
Mr. Christopher Gabrieli	X	—	X*
Mr. Edward M. Fitzgerald	X*	—	—
Ms. Elaine Hochberg	—	X	—
Dr. Damien McDevitt(1)	—	—	—
Dr. Richard A. Moscicki(2)	—	—	X
Ms. B. Lynne Parshall	—	—	—
Mr. Sandford D. Smith	X	X*	—

*	Committee Chairperson
(1)	Dr. McDevitt joined our board of directors on October 4, 2018.
(2)	Dr. Moscicki joined our board of directors on June 1, 2018.

The board of directors has six committees: an Audit Committee, a Compensation Committee, a Nominating, Governance and Review Committee, a Compliance Committee, a Financing Committee, and an Affiliate Transactions Committee. Below is a description of each committee of our board of directors.

Audit Committee

The Audit Committee of the board of directors oversees our corporate accounting and financial reporting process, including audits of our financial statements. For this purpose, the Audit Committee performs several functions.

The Audit Committee:

•

reviews the annual and quarterly financial statements and oversees the annual and quarterly financial reporting processes, including sessions with the auditors in which Akcea’s employees and management are not present;

•	selects and hires our independent registered public accounting firm;

•	oversees the independence of our independent registered public accounting firm;

•	evaluates our independent registered public accounting firm’s performance; and

•	has the authority to hire its own outside consultants and advisors, if necessary.

In addition to the responsibilities listed above, the Audit Committee has the following functions:

•	reviewing our annual budget with management and, if acceptable, recommending the budget to the board of directors for approval;

•	setting and approving changes to our investment policy;

•

receiving and considering our independent registered public accounting firm’s comments as to the audit of the financial statements and internal controls, adequacy of staff and management performance and procedures in connection with internal controls;

•	reviewing and, if appropriate, approving related party transactions;

•	establishing and enforcing procedures for the receipt, retention and treatment of complaints regarding accounting or auditing improprieties; and

•	pre-approving all audit and non-audit services provided by our independent registered public accounting firm that are not prohibited by law.

As noted above, our Audit Committee is composed of Mr. Fitzgerald, Mr. Gabrieli and Mr. Smith. The board of directors has determined that each of Messrs. Fitzgerald, Gabrieli and Smith is an independent director under Nasdaq Marketplace Rules and under Rule 10A-3 under the Exchange Act.

In addition, all Audit Committee members must be financially literate and at least one member must be an audit committee financial expert as defined by SEC regulations. Our board of directors has determined that Mr. Fitzgerald qualifies as an audit committee financial expert.

In 2018, the Audit Committee met five times. The board of directors has adopted a written Audit Committee charter, which you can find on our corporate website at http://ir.akceatx.com/media-investors/corporate-governance. Please note that any information that is included on or linked to our website is not part of this Information Statement or any registration statement or report that incorporates this Information Statement by reference.

Compensation Committee

The primary function of the Compensation Committee of the board of directors is to review, modify (as needed) and approve our overall compensation strategy and policies and approve the compensation and other terms of employment of our executive officers, including our Chief Executive Officer. The charter of the Compensation Committee grants the Compensation Committee full access to all of our books, records, facilities and personnel, and authority to obtain, at our expense, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the sole authority to retain independent compensation consultants to help the Compensation Committee evaluate executive and director compensation, including the authority to approve the consultants’ reasonable fees and other retention terms. We also have a Non-Management Stock Option Sub-Committee that, as delegated by the Compensation Committee, may award stock options and other share awards to employees who are below director level in accordance with guidelines adopted by the Compensation Committee. The purpose of this delegation of authority is to enhance the flexibility of option administration within the Company and to facilitate the timely grant of options to non-management employees, particularly new employees, within specified limits approved by the Compensation Committee. The Non-Management Stock Option Committee has one member, Ms. Soteropoulos.

The Compensation Committee met nine times in 2018 and acted by unanimous written consent two times. The board of directors has adopted a written Compensation Committee charter, which you can find on our corporate website at http://ir.akceatx.com/media-investors/corporate-governance.

As noted above, our Compensation Committee is composed of Mr. Smith and Ms. Hochberg. Our board of directors has determined that each of Ms. Hochberg and Mr. Smith is an independent director under Nasdaq Marketplace Rules, a non-employee director as defined in Rule 16b-3 under the Exchange Act or an outside director as that term is defined in Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code.

As a Controlled Company, we are not required to maintain a Compensation Committee composed exclusively of independent directors.

Compensation Committee Processes and Procedures

Typically, the Compensation Committee meets quarterly and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with the Chief Executive Officer. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding her compensation. Under the charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the compensation committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and Nasdaq, that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent.

After taking into consideration the six factors prescribed by the SEC and Nasdaq, the Compensation Committee has engaged Radford (the “Consultant”), a compensation consulting firm, as a compensation consultant. The Compensation Committee has assessed the Consultant’s independence and determined that the Consultant has no conflicts of interest in connection with its provision of services to the Compensation Committee. Specifically, the Compensation Committee has engaged the Consultant to suggest a peer company group composed of public companies comparable to us and conduct an executive compensation assessment analyzing the current cash and equity compensation of our executive officers against compensation for similarly situated executives at our peer group companies. Our management does not have the ability to direct the Consultant’s work.

Historically, the Compensation Committee has made most of the significant adjustments to annual compensation, determined bonus and equity awards and established new performance objectives at one or more meetings held during the first quarter of the year. However, the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of the Company’s compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. Generally, the Compensation Committee’s process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Compensation Committee by the Chief Executive Officer. In the case of the Chief Executive Officer, the evaluation of her performance is conducted by the Compensation Committee, which determines any adjustments to her compensation as well as awards to be granted.

Nominating, Governance and Review Committee

The Nominating, Governance and Review Committee of the board of directors is responsible for:

•	interviewing, evaluating, nominating and recommending individuals for membership on our board of directors, and considering proposed changes to the board of directors for approval;

•

managing risks associated with the independence of the board of directors and potential conflicts of interests at the level of our board of directors, and periodically reviewing our policies and procedures and making recommendations when appropriate; and

•	performing such other functions as may be necessary or convenient for the efficient discharge of the foregoing.

The Nominating, Governance and Review Committee met three times during 2018. You can find our Nominating, Governance and Review Committee charter on our corporate website at http://ir.akceatx.com/media-investors/corporate-governance.

As noted above, our Nominating, Governance and Review Committee is composed of Mr. Gabrieli and Dr. Moscicki. Our board of directors has determined that each of Mr. Gabrieli and Dr. Moscicki are independent directors under Nasdaq Marketplace Rules. As a Controlled Company, we are not required to maintain a nominating committee composed exclusively of independent directors.

Director Nominations—Quality Standards

The Nominating, Governance and Review Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating, Governance and Review Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. However, the Nominating, Governance and Review Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the board of directors, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Nominating, Governance and Review Committee typically considers diversity, age, skills and such other factors as it deems appropriate, given the current needs of the board of directors and the Company, to maintain a balance of knowledge, experience and capability.

Director Nominations—Process

In the case of incumbent directors, the Nominating, Governance and Review Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. The Committee also takes into account the results of the board of director’s annual self-evaluation. In the case of new director candidates, the Nominating, Governance and Review Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating, Governance and Review Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating, Governance and Review Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the board of directors. The Nominating, Governance and Review Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the board of directors.

Stockholder Recommendations for Directors

Stockholders who wish to recommend individuals for consideration by the Nominating, Governance and Review Committee to become nominees for election to the board of directors may do so by delivering a written recommendation to the Company’s Corporate Secretary at the following address: 22 Boston Wharf Road, 9th Floor, Boston, MA 02210, not later than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting. Submissions must include (1) the name, age, business address and residence address of such nominee, (2) the principal occupation or employment of such nominee, (3) set forth the class and number of shares of each class of capital stock of the corporation which are owned of record and beneficially by such nominee, (4) set forth the date or dates on which such shares were acquired and the investment intent of such acquisition, (5) with respect to each proposed nominee, include a completed and signed questionnaire, and (6) such other information as is required by our bylaws, and must otherwise comply with the information requirements and other procedures set forth in our bylaws.

Compliance Committee

The primary function of the Compliance Committee of the board of directors is to assist the board of directors in the exercise of its fiduciary responsibility to provide oversight of the Company’s compliance program. The Compliance Committee is responsible for:

•

reviewing, monitoring, and providing guidance with respect to the Company’s efforts to promote and maintain an ethical culture, and being knowledgeable about the content and operation of the Company’s compliance program;

•

making reasonable inquiries regarding whether the Company’s information and reporting systems are adequate to assure the Compliance Committee that appropriate information relating to the Company’s compliance with applicable laws will come to the Committee’s attention in a timely manner and as a matter of course;

•	conducting periodic assessments of the Company’s compliance program to ensure that it is adequate in scope taking into consideration the size and complexity of the Company’s operations;

•	recommending such actions as it deems necessary or appropriate to improve the effectiveness of the Company’s compliance program; and

•	performing such other functions as may be necessary or appropriate for the efficient discharge of the foregoing.

Our Compliance Committee is composed of Ms. Parshall, Mr. Fitzgerald and Ms. Hochberg.

Financing Committee

Our Financing Committee is responsible for reviewing periodically the financial projections of the Company and assessing the financing needs and the alternatives for satisfying such needs. The board of directors has delegated to the Financing Committee the full power, authority and discretion with regard to any proposed issuance of the Company’s securities, including any proposed underwritten offering or private placement of the Company’s equity securities, the issuance of debentures convertible into the Company’s equity securities or the issuance of any debt obligations addressing such financing needs of the Company. If the board of directors deems appropriate, the terms of any such financing transaction between the Company and an affiliate of the Company, including Ionis, will be evaluated and/or negotiated on behalf of the Company by the Affiliate Transactions Committee of the board of directors (as described below), which has been established for that purpose. Our Financing Committee is composed of Ms. Parshall, Mr. Fitzgerald, Mr. Smith, Mr. Gabrieli and Ms. Soteropoulos.

Affiliate Transactions Committee

The Affiliate Transactions Committee of the board of directors is responsible for:

•

evaluating and/or negotiating, if the board of directors deems appropriate, the terms of any material transactions, material amendment, modification or supplement to any agreement, or other matters with respect to which a conflict of interest exists or would reasonably be expected to exist, between the Company, on the one hand, and Ionis or any of its affiliates, on the other hand, and making recommendations to the board of directors in respect of the foregoing;

•

making determinations, establishing policies and providing guidance, if the board of directors deems appropriate, to the Company’s management team to ensure that material matters on which the Company’s interests would or would reasonably be expected to diverge materially from those of Ionis are reviewed and approved by the Affiliate Transactions Committee and the board of directors; and

•	performing such other functions as may be necessary or appropriate for the efficient discharge of the foregoing.

Each member of the Affiliate Transactions Committee must (i) not be an officer or employee of the Company; (ii) be disinterested with respect to Ionis; and (iii) not have any material interest that would reasonably be expected to compromise his or her ability to exercise independent and disinterested business judgment in exercising the authority delegated to the Affiliate Transactions Committee. Our Affiliate Transactions Committee is composed of Mr. Fitzgerald and Mr. Smith.

Stockholder Communications with Our Board of Directors

We make every effort to ensure that our board of directors or individual directors, as applicable, hear our stockholders’ views, and provide appropriate responses to stockholders in a timely manner. Stockholders who wish to communicate with the board of directors, or individual directors, may do so by sending written communications addressed to Akcea’s Corporate Secretary at 22 Boston Wharf Road, 9th Floor, Boston, MA 02210. If you wish to communicate with the independent Directors about your concerns or issues, you may address correspondence to a particular director or to the independent Directors generally. If you do not name a particular director, depending on the subject matter, we will forward the letter to the Chair of the Audit, Compensation, or Nominating, Governance and Review Committee. One or more of our employees designated by the board of directors will review these communications and will determine whether to present the materials to the board. The purpose of this screening is to allow the board to avoid having to consider irrelevant or inappropriate communications, such as advertisements, commercial solicitations and hostile communications. All communications directed to the Audit Committee in accordance with our Code of Ethics policy that relate to questionable accounting or auditing matters involving Akcea will be promptly and directly forwarded to the Audit Committee. Other than the processes described above, our board of directors has not adopted a formal written process for stockholder communications with the board. We believe that the responsiveness to stockholder communications of our board of directors has been excellent.

Code of Ethics and Business Conduct

We have adopted a Code of Ethics and Business Conduct that applies to all officers, directors and employees. We have posted our Code of Ethics and Business Conduct on our website. If we make any substantive amendments to the Code of Ethics and Business Conduct or grant any waiver from a provision of the Code of Ethics and Business Conduct to any executive officer or Director, we will promptly disclose the nature of the amendment or waiver on our website at http://ir.akceatx.com/media-investors/corporate-governance.

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the board of directors has selected Ernst & Young LLP as our independent registered public accounting firm for our 2019 fiscal year and requested management to ask for stockholder ratification. Pursuant to the Written Consent, the Majority Stockholder ratified this selection to be effective as of the date of the 2019 Annual Meeting. Ernst & Young LLP has audited our financial statements since we were founded in 2015. Representatives of Ernst & Young LLP are expected to be present at our 2019 Annual Meeting. They will have an opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

Although our bylaws do not require stockholders to ratify our independent registered public accounting firm, the Audit Committee of our board of directors requested our stockholders’ opinion as a matter of good corporate practice. Even though the Majority Stockholder ratified the selection, the Audit Committee of the board of directors may choose to appoint a different independent accounting firm at any time during the year if it believes that a change would be in the best interests of our stockholders and us.

Independent Registered Public Accounting Firm’s Fees

The Audit Committee has adopted a policy and procedure for the pre-approval of audit and permissible non-audit services rendered by our independent registered public accounting firm, Ernst & Young LLP. The policy pre-approves specific services in the defined categories of audit services, audit-related services, and tax services up to pre-determined amounts. The Audit Committee may pre-approve services as part of its approval of the scope of the engagement of the independent registered public accounting firm or on an individual explicit case-by-case basis before the Audit Committee engages the independent registered public accounting firm to provide each service. As an additional measure to ensure independence of the registered public accounting firm, we do not use Ernst & Young LLP to perform tax compliance services. The Audit Committee pre-approved all of the fees described below.

Audit Fees

For the fiscal years ended December 31, 2018 and 2017, Ernst & Young LLP billed us approximately $0.7 million and approximately $0.6 million, respectively. Such fees were primarily related to the audit of our financial statements and reviews of our interim financial statements. In addition, Ernst & Young LLP billed us approximately $0.2 million in each of 2018 and 2017, related to corporate transactions

Audit-Related Fees

For the fiscal years ended December 31, 2018 and 2017, there were no audit-related fees billed by Ernst & Young LLP.

Tax Fees

For the fiscal years ended December 31, 2018 and 2017, Ernst & Young LLP billed us approximately $0.2 million and $0.2 million, respectively, for professional services rendered for international tax planning and state and local tax consulting projects.

All Other Fees

There were no other fees billed by Ernst & Young for the fiscal years ended December 31, 2018 and 2017. The Audit Committee has determined that the rendering of all non-audit services by Ernst & Young LLP is compatible with maintaining the independence of the independent registered public accounting firm. During the fiscal year ended December 31, 2018, less than 50% of the total hours expended on our financial statement audit and interim reviews by Ernst & Young LLP were provided by persons other than Ernst & Young LLP’s employees.

EXECUTIVE OFFICERS

The following sets forth certain information regarding our executive officers as of the date of this Information Statement:

Name	Age	Position
Paula Soteropoulos	51	Chief Executive Officer
Sarah Boyce	47	President
Michael MacLean	53	Chief Financial Officer
Jeffrey M. Goldberg	46	Chief Operating Officer
Louis St. L. O’Dea	68	Chief Medical Officer

Paula Soteropoulos. Biographical information for Ms. Soteropoulos is included above with the director biographies under the caption “Biographies of the Directors Elected.”

Sarah Boyce. Biographical information for Ms. Boyce is included above with the director biographies under the caption “Biographies of the Directors Elected.”

Michael MacLean. Mr. MacLean has served as our Chief Financial Officer since August 2017. Prior to joining the Company, from September 2015 to August 2017, Mr. MacLean was Chief Financial Officer and Executive Vice President for PureTech Health, an advanced, clinical-stage, public biopharmaceutical company focusing on diseases caused by dysfunctions in the nervous, gastrointestinal and immune systems. Previously, Mr. MacLean served as Senior Vice President of Finance and Chief Accounting Officer of Biogen Inc. where he led the Company’s worldwide finance organization.

Jeffrey M. Goldberg. Mr. Goldberg has served as our Chief Operating Officer since January 2015. Prior to joining the Company, from December 2012 to September 2014, Mr. Goldberg was a member of the executive leadership team at Proteostasis Therapeutics, Inc., a public biotechnology company focusing on neurology and orphan diseases, where he served as Vice President of Business Operations. Prior to that, Mr. Goldberg spent over 11 years in positions of increasing responsibility with Genzyme and Sanofi S.A., most recently as Associate Vice President, Project Head, within Sanofi Oncology.

Louis St. L. O’Dea. Dr. O’Dea has served as our Chief Medical Officer since January 2016. Prior to joining the Company, Dr. O’Dea was Chief Medical Officer at Oxford Immunotec Global PLC (“Oxford”), a public diagnostics company, from June 2014 to January 2016, overseeing medical affairs and clinical development. Prior to Oxford, Dr. O’Dea was Chief Medical Officer and Head of Regulatory Affairs at Moderna from January 2012 to June 2014. Before Moderna, Dr. O’Dea held positions including Chief Medical Officer at Radius Health, Inc., a public biopharmaceuticals company, an academic position at McGill University, and worldwide Head of Clinical Development for Endocrine and Metabolic products at Serono.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

This following table sets forth the beneficial ownership of common stock as of April 17, 2019 for:

•	each person, or group of affiliated persons, who is known by the Company to beneficially own more than 5% of the common stock;

•	each of the Company’s named executive officers;

•	each of the Company’s directors; and

•	all of the Company’s executive officers and directors in a group.

The Company has determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules take into account shares of common stock issuable pursuant to the exercise of stock options that are either immediately exercisable or exercisable within 60 days of April 17, 2019. These shares are deemed to be outstanding and beneficially owned by the person holding those shares for the purpose of computing the percentage ownership of that person, but not for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Except as otherwise noted below, the address for persons listed in the table is c/o Akcea Therapeutics, Inc., 22 Boston Wharf Road, 9th Floor, Boston, Massachusetts 02210

	Beneficial Ownership(1)
Beneficial Owner	Number of Shares	Percent of Total
5% Stockholders
Ionis Pharmaceuticals, Inc.(2)	70,221,338	75.7%
Novartis Pharma AG(3)	6,250,000	6.7
FMR LLC(4)	13,381,506	14.4
Directors and Named Executive Officers
Christopher Gabrieli	46,228	*
Edward Fitzgerald	33,019	*
Elaine Hochberg	33,019	*
Damien McDevitt, Ph.D. (5)	—	*
Richard A. Moscicki, M.D. (6)	19,850	*
B. Lynne Parshall, J.D.(5)	19,850	*
Sandford D. Smith	33,019	*
Paula Soteropoulos(7)	2,122,319	2.2
Sarah Boyce(8)	270,833	*
Jeffrey M. Goldberg	540,910	*
All executive officers and directors as a group (10 persons)(5)(7)	3,967,094	4.1%

*	Represents beneficial ownership of less than 1%.
(1)

We base this table upon information supplied by officers, directors, principal stockholders and Form 3s, Form 4s, Form 5s, Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

(2)	The address of Ionis is 2855 Gazelle Court Carlsbad, California 92010.
(3)	The address of Novartis is Lichtstrasse 35, 4002, Basel, Switzerland.

(4)

The address of FMR LLC is 245 Summer Street, Boston, Massachusetts, 02110. Abigail P. Johnson is a director, the Vice Chairman, the Chief Executive Officer and the President of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company (“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees.

(5)

Dr. McDevitt is an executive officer of Ionis and Ms. Parshall is a director of Ionis. Each of these individuals may influence voting and disposition of the shares of common stock held by Ionis. Dr. McDevitt joined our board of directors in October 2018.

(6)	Dr. Moscicki joined our board of directors in June 2018.
(7)	Represents shares of common stock issuable upon the exercise of options within 60 days of April 17, 2019.
(8)	Ms. Boyce joined our board of directors in April 2018.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2018, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth information regarding outstanding options and shares reserved for future issuance under our equity compensation plans as of December 31, 2018.

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders:
2015 Equity Incentive Plan	11,010,823	$8.04461	6,610,490
2017 Employee Stock Purchase Plan(1)	—	$—	500,000
Equity compensation plans not approved by security holders	—	—	—

Total	11,010,823	$8.04461	7,110,490

(1)

Of these shares, 968,449 remained available for purchase under the ESPP as of December 31, 2018. The ESPP incorporates an evergreen formula pursuant to which on January 1 of each year, we automatically increase the aggregate number of shares reserved for issuance under the plan by an amount equal to the lesser of (1) 1% of the total number of shares of Common Stock outstanding on December 31st of the preceding calendar year, and (2) 500,000 shares of Common Stock shares.

EXECUTIVE COMPENSATION

Compensation of Executive Officers

The following table provides information regarding the compensation awarded to or paid to, or earned by, our Chief Executive Officer and our two other most highly compensated executive officers as of December 31, 2018 (our “named executive officers”) in accordance with SEC rules.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards(1) ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation(3) ($)	Total ($)
Paula Soteropoulos, Chief Executive Officer	2018	500,597	—	4,464,697	206,000	38,237	5,209,531
	2017	436,324	—	2,586,922	351,545	37,919	3,412,710
Sarah Boyce, President(4)	2018	343,231	580,853	18,023,048	174,600	15,475	19,137,207
Jeffrey M. Goldberg, Chief Operating Officer	2018	406,896	—	7,068,142	136,000	35,486	7,646,524

(1)

The amounts in this column reflect the aggregate grant date fair value of the shares underlying restricted stock unit award and option awards granted in the applicable year, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 for stock-based compensation transactions. Unlike the calculations contained in our financial statements, this calculation does not give effect to any estimate of forfeitures related to service-based vesting, but assumes that the named executive officer will perform the requisite service for the award to vest in full. The assumptions we used in valuing these equity awards are described in Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 filed with the SEC on March 1, 2019 and do not necessarily correspond to the actual economic value recognized or that may be recognized by the named executive officers.

(2)

Amounts for fiscal year 2018 represent amounts earned by the named executive officers during 2018 pursuant to our Performance MBO program, but paid in January 2019. On March 9, 2018, our board of directors approved certain corporate objectives with respect to financial, commercial and organizational achievements, which were designed to evaluate corporate performance and determine Performance MBO program rewards for the fiscal year ended December 31, 2018. See “Narrative to Summary Compensation Table – Bonus Opportunity” below for further information regarding the amounts in this column.

(3)

Includes accidental death and dismemberment, basic life, medical, dental and vision insurance, parking and transportation reimbursement, 401(k) matching contributions and insurance premiums, each of which are available to all employees.

(4)	Ms. Boyce joined our management team in April 2018.

Narrative to Summary Compensation Table

Offer Letters and Severance Agreements with Our Named Executive Officers

Below are written descriptions of our offer letters and severance agreements with each of Ms. Soteropoulos, Ms. Boyce and Mr. Goldberg. Each of our named executive officers’ employment is “at will” and may be terminated at any time.

Paula Soteropoulos. We entered into an offer letter agreement with Ms. Soteropoulos effective January 1, 2015 for the position of President and Chief Executive Officer. In connection with the Inotersen Transaction, Ms. Soteropoulos resigned from the position of President but remains our Chief Executive Officer. Ms. Soteropoulos currently receives a base salary of $515,000, which is subject to annual adjustment. Pursuant to her agreement, Ms. Soteropoulos was also entitled to receive a stock option, which was granted to her on December 16, 2015, as further described under “Outstanding Equity Awards at Fiscal Year-End” below. Ms. Soteropoulos is also eligible to participate in our employee benefit plans, subject to the terms of those plans. On November 28, 2017, we entered into a severance benefit agreement with Ms. Soteropoulos in connection with her employment. Pursuant to the severance benefit agreement, in the event of her involuntary termination by the Company without cause or her resignation with good reason, each as defined in her severance benefit agreement, and conditioned upon her execution of a separation and release agreement containing a general release of claims against the Company, Ms. Soteropoulos will be eligible to receive (1) a lump sum severance payment equal to (a) 15 months of her then-current base salary, and (b) reimbursement for continuation coverage of her group health plan coverage for a period of 15 months, or (2) if such termination occurs during the period beginning on a change in control (as defined in the severance benefit agreement) of Akcea and ending 12 months thereafter, then Ms. Soteropoulos will be entitled to receive a lump sum severance payment equal to 21 months of her then-current base salary plus an amount equal to 1.75 times her target annual cash performance bonus for the year of termination, as further set forth in the severance benefit agreement. In addition, if, in connection with a change in control, an equity award granted to Ms. Soteropoulos is assumed or continued by the acquirer entity but her employment is involuntarily terminated by the Company without cause or by her for good reason, then any unvested portion of the equity award will become vested effective upon the later of (x) 60 days following such termination, or (y) immediately prior to the consummation of such change in control. In addition, if an equity award granted to Ms. Soteropoulos is not assumed or continued by the acquirer entity (or substituted for a similar award of the acquirer entity) in connection with a change in control of Akcea, then any unvested portion of the such award will accelerate in full effective immediately prior to, but contingent upon, the consummation of such change in control.

Sarah Boyce. We entered into an offer letter agreement with Ms. Boyce effective April 17, 2018 for the position of President. Ms. Boyce currently receives a base salary of $485,000, which is subject to annual adjustment. Pursuant to her agreement, Ms. Boyce was also entitled to receive a stock option grant and a restricted stock unit award, each of which was granted to her on April 17, 2018, as further described under “– Outstanding Equity Awards at Fiscal Year-End” below. Ms. Boyce is also eligible to participate in our employee benefit plans, subject to the terms of those plans.

We entered into a severance benefit agreement with Ms. Boyce, effective April 17, 2018, in connection with her appointment as President. Pursuant to the severance benefit agreement, in the event of her involuntary termination by the Company without cause or her resignation with good reason, each as defined in her severance benefit agreement, and conditioned upon her execution of a separation and release agreement containing a general release of claims against the Company, Ms. Boyce will be eligible to receive (1) a lump sum severance payment equal to (a) 12 months of her then-current base salary, and (b) reimbursement for continuation coverage of her group health plan coverage for a period of 12 months, or (2) if such termination occurs during the period beginning on a change in control (as defined in the severance benefit agreement) of Akcea and ending 12 months thereafter, then Ms. Boyce will be entitled to receive a lump sum severance payment equal to 12 months of her then-current base salary plus an amount equal to her target annual cash performance bonus for the year of termination, as further set forth in the severance benefit agreement. In addition, if, in connection with a change in control, an equity award granted to Ms. Boyce is assumed or continued by the acquirer entity but her employment is involuntarily terminated by the Company without cause or by her for good reason, then any unvested portion of the equity award will become vested effective upon the later of (x) 60 days following such termination, or (y) immediately prior to the consummation of such change in control. In addition, if an equity award granted to Ms. Boyce is not assumed or continued by the acquirer entity (or substituted for a similar award of the acquirer entity) in connection with a change in control of Akcea, then any unvested portion of the such award will accelerate in full effective immediately prior to, but contingent upon, the consummation of such change in control.

Jeffrey M. Goldberg. We entered into an offer letter agreement with Mr. Goldberg effective January 5, 2015 for the position of Chief Operating Officer. Mr. Goldberg currently receives a base salary of $406,896, which is subject to annual adjustment. Pursuant to his agreement, Mr. Goldberg was also entitled to receive a stock option, which was granted to him on December 16, 2015, as further described under “– Outstanding Equity Awards at Fiscal Year-End” below. Mr. Goldberg is also eligible to participate in our employee benefit plans, subject to the terms of those plans.

We entered into a severance benefit agreement with Mr. Goldberg, effective November 28, 2017, in connection with his employment. Pursuant to the severance benefit agreement, in the event of his involuntary termination by the Company without cause or his resignation with good reason, each as defined in his severance benefit agreement, and conditioned upon his execution of a separation and release agreement containing a general release of claims against the Company, Mr. Goldberg will be eligible to receive (1) a lump sum severance payment equal to (a) 12 months of his then-current base salary, and (b) reimbursement for continuation coverage of his group health plan coverage for a period of 12 months, or (2) if such termination occurs during the period beginning on a change in control (as defined in the severance benefit agreement) of Akcea and ending 12 months thereafter, then Mr. Goldberg will be entitled to receive a lump sum severance payment equal to 12 months of his then-current base salary plus an amount equal to his target annual cash performance bonus for the year of termination, as further set forth in the severance benefit agreement. In addition, if, in connection with a change in control, an equity award granted to Mr. Goldberg is assumed or continued by the acquirer entity but his employment is involuntarily terminated by the Company without cause or by his for good reason, then any unvested portion of the equity award will become vested effective upon the later of (x) 60 days following such termination, or (y) immediately prior to the consummation of such change in control. In addition, if an equity award granted to Mr. Goldberg is not assumed or continued by the acquirer entity (or substituted for a similar award of the acquirer entity) in connection with a change in control of Akcea, then any unvested portion of the such award will accelerate in full effective immediately prior to, but contingent upon, the consummation of such change in control.

Bonus Opportunity

A component of an executive officer’s compensation, as well as the compensation of our employees at the director level and above, is a discretionary performance-based cash payment through our Performance MBO program. Our Performance MBO program rewards employees for reaching specific objectives and for the judgment they use in making decisions, while an employee’s base salary compensates the employee for his or her continued service and performance. We do not guarantee a Performance MBO as compensation. It is totally at risk. As such, a Performance MBO represents an opportunity for reward based upon the individual’s level of accountability and depends on the relative success of both the Company and the individual or, for 2018, based on the success of the Company, as measured by corporate performance.

For 2017, each executive officer’s respective Performance MBO was calculated pursuant to the following formula:

Base Salary (x) Target MBO % (x) Company Performance Factor (x) Individual Performance Factor = Performance MBO Amount

The multipliers in this formula create a structure where we award bonuses based on both the Company’s performance and individual performance. Performance MBOs are limited by a maximum Company Performance Factor, maximum Individual Performance Factor and Target MBO Percentage.

For 2017, the Target MBO percentages were: 50% for Ms. Soteropoulos and 40% for Mr. Goldberg. Ms. Boyce joined our management team in April 2018. For 2017, the maximum potential Company Performance Factor was 200% and the maximum potential Individual Performance Factor was 160%. The actual Company Performance Factor for 2017 was 125%.

Next, upon the recommendation of our Compensation Committee, the members of our board of directors approved each executive officer’s Individual Performance Factor based on the individual’s performance. Once the elements of the formula above have been determined, we use that formula to calculate each executive officer’s Performance MBO.

For 2018, each executive officer’s respective Performance MBO was calculated pursuant to the following formula:

Base Salary (x) Target MBO % (x) Company Performance Factor = Performance MBO Amount

Performance MBOs are limited by a maximum Company Performance Factor and Target MBO Percentage. For 2018, the Target MBO percentages were: 50% for Ms. Soteropoulos, 45% for Ms. Boyce and 40% for Mr. Goldberg. For 2018, the maximum potential Company Performance Factor was 200% and the maximum potential Individual Performance Factor was 160%. The actual Company Performance Factor for 2018 was 80%. Our Compensation Committee determined Individual Performance Factors for 2018, but determined that such Individual Performance Factors should not limit Performance MBOs. Instead, the Compensation Committee decided that all executive officers should be held accountable to the Company Performance Factor, based on the Compensation Committee’s belief that the compensation of the executive officers should be tied directly to the performance of the Company as a whole.

Once the elements of the formula above have been determined, we use that formula to calculate each executive officer’s Performance MBO.

Equity-based Incentive Awards

We use stock options to give all employees, including our executive officers, an economic interest in the long-term appreciation of our common stock. We believe awarding stock options provides a way to align employee interests with those of upper management and our stockholders because as our stock price increases, so too does the employee’s compensation. We also grant restricted stock units to certain employees, including our executive officers, in consideration for services rendered to us or our affiliates. We believe that restricted stock unit awards are a key aspect of our ability to attract and retain qualified personnel in the face of intense competition within our industry.

We grant stock options to our new employees upon their commencement of employment with us and we grant new options annually to our existing employees in order to provide a continuing financial incentive in our long-term success. We set the size of the equity awards based on individual and Company performance during the previous year.

The stock option vesting schedule is typically over a 4-year period at the rate of 25% at the end of the first year and then at the rate of approximately 2.08% per month for 36 months thereafter during the optionee’s employment.

The Compensation Committee granted merit non-statutory stock options to the executive officers on January 2, 2019. All of these stock options were granted under our 2015 Plan. The options have a term of ten years and vest at the rate of 25% for the first year and then at the rate of 2.08% per month for 36 months thereafter during the optionee’s employment.

In April 2018, our board of directors granted Sarah Boyce a stock option exercisable for up to 1,000,000 shares of common stock and a restricted stock unit award for 20,894 shares of common stock in connection with her appointment as the Company’s President. In January 2018, our board of directors granted Paula Soteropoulos a stock option exercisable for up to 275,000 shares of common stock in connection with her continuing employment at the Company. In January and April 2018, our board of directors granted Jeffery Goldberg stock options exercisable for up to 110,000 and 320,000 shares of common stock, respectively, in connection with his continuing employment at the Company. All of the stock options were granted under our 2015 Plan. The options have a term of ten years and vest at the rate of 25% for the first year and then at the rate of 2.08% per month for 36 months thereafter during the optionee’s employment. Sarah Boyce’s restricted stock unit award vests at the rate of 25% per year over four years from the grant date during her employment.

In June 2017, our board of directors granted Paula Soteropoulos and Jeffery Goldberg stock options exercisable for up to 308,219 and 52,837 shares of common stock, respectively, in connection with their continuing employment at the Company. All of the stock options were granted under our 2015 Plan. The options have a term of ten years and vest at the rate of 25% for the first year and then at the rate of 2.08% per month for 36 months thereafter during the optionee’s employment.

For additional information regarding awards granted to our named executive officers in 2018, see “– Outstanding Equity Awards at Fiscal Year-End” below.

Outstanding Equity Awards at Fiscal Year-End – Named Executive Officers.

The following table sets forth certain information regarding outstanding equity awards held as of December 31, 2018 by our named executive officers. Other than the equity awards described in the table below, there were no equity incentive plan awards outstanding for our named executive officers at December 31, 2018.

Outstanding Equity Awards at Fiscal Year-End

	OPTION AWARDS(1)						STOCK AWARDS
NAME	GRANT DATE		NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) EXERCISABLE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) UNEXERCISABLE	OPTION EXERCISE PRICE ($)(2)	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)	MARKET VALUE OF SHARES OF UNITS OF STOCK THAT HAVE NOT VESTED ($)
Paula Soteropoulos	12/16/2015	(3)	1,724,558	36,694	$6.48	12/15/2025	—	$—
	02/17/2016	(4)	115,582	42,930	$6.48	02/16/2026	—	$—
	06/05/2017	(5)	141,529	166,690	$12.21	06/04/2027	—	$—
	01/02/2018	(6)	—	275,000	$17.38	01/01/2028	—	$—
Sarah Boyce	04/17/2018	(7)	—	1,000,000	$23.93	04/16/2028	—	$—
	04/17/2018	(8)	—	—	$—	—	20,894	$580,853
Jeffrey Goldberg	12/16/2015	(9)	344,911	7,339	$6.48	12/15/2025	—	$—
	02/17/2016	(4)	66,781	24,804	$6.48	02/16/2026	—	$—
	06/05/2017	(5)	25,321	27,516	$12.21	06/04/2027	—	$—
	01/02/2018	(6)	—	110,000	$17.38	01/01/2028	—	$—
	04/17/2018	(7)	—	320,000	$23.93	04/16/2028	—	$—

(1)	All of the option awards were granted under the 2015 Plan.
(2)

All of the option awards were granted with a per share exercise price equal to the fair market value of one share of our common stock, on the date of grant, as determined by our board of directors. Unless otherwise noted, all options granted provide for the following standard vesting schedule: 25% of the shares subject to the option vest on the one-year anniversary of the vesting commencement date and 1/48th of the total shares subject to the option vest on the monthly anniversary of the vesting commencement date over the next three years.

(3)	The shares vest according to the standard vesting schedule, measured from January 1, 2015.
(4)	The shares vest according to the standard vesting schedule, measured from January 4, 2016.
(5)	The shares vest according to the standard vesting schedule, measured from January 3, 2017.

(6)	The shares vest according to the standard vesting schedule, measured from January 2, 2018.
(7)	The shares vest according to the standard vesting schedule, measured from April 17, 2018.
(8)	The restricted stock units vest at the rate of 25% per year over four years from the grant date.
(9)	The shares vest according to the standard vesting schedule, measured from January 5, 2015.

Director Compensation

Directors who are also our employees do not receive cash or equity compensation for service on our board of directors in addition to the compensation payable for their service as our employees. In addition, our non-employee directors who are also employees of Ionis do not receive cash or equity compensation for service on our board of directors. In 2015, all of our directors were employed by us or by Ionis, and we therefore did not pay any cash or equity compensation to our directors for service on our board of directors. Through December 31, 2016, we paid Mr. Gabrieli $23,400 for his service on our board of directors and, in October 2016, we granted him an option to purchase up to 52,837 shares of our common stock.

In January 2017, we paid Mr. Gabrieli $8,750 for his service on our board of directors and, in April 2017, we paid each of Mr. Gabrieli and Ms. Hochberg $8,750 and Mr. Smith $11,664 for his and her respective service on our board of directors. In June 2017, we granted each of Messrs. Fitzgerald and Smith and Ms. Hochberg an option to purchase up to 52,837 shares of common stock.

In May 2018, due to a change in our director compensation policy to make equity grants to non-employee directors who are affiliated with, but not employees of, Ionis, we granted Ms. Parshall an option to purchase 53,000 shares of common stock for her service on our board of directors. In June 2018, pursuant to our director compensation policy, we granted each of Messrs. Gabrieli, Fitzgerald and Smith and Mss. Hochberg and Parshall an option to purchase 26,400 shares of common stock and to Dr. Moscicki an option to purchase 79,400 shares of common stock.

Our board of directors established a director compensation program for independent, non-employee members of our board of directors, which as of the date of this Information Statement includes Mr. Fitzgerald, Mr. Gabrieli, Dr. Moscicki, Mr. Smith, Ms. Hochberg and Ms. Parshall, the “Eligible Directors.” As of the date of this Information Statement, Eligible Directors receive the following annual compensation:

Role	Director Compensation
Board Member (Base)	$40,000
Chairperson of the Board of Directors	$25,000
Committee Chairs (Additional)
Audit	$18,000
Compensation	$12,500
Nominating, Governance & Review	$8,000
Committee Member (Additional)
Audit	$9,000
Compensation	$6,000
Nominating, Governance & Review	$4,500

If the board of directors creates new committees, we anticipate that the non-employee members of such new committee will receive additional compensation for their role on those committees. We also reimburse our non-employee directors for travel, lodging and other reasonable expenses incurred in attending meetings of our board of directors and committees of the board of directors.

As of the date of this Information Statement, we expect to grant each new non-employee director an option to purchase 53,000 shares of our common stock on the date of his or her initial election to the board. In addition, on the date of each annual meeting of our stockholders, each non-employee director is eligible to receive an option to purchase 26,400 shares of our common stock. Such initial and annual options will be issued under our 2015 Plan, will have an exercise price per share equal to the fair market value of our common stock on the date of grant and will vest and become exercisable in equal annual installments over the four years following the date of grant, such that the option is fully vested on the fourth anniversary of the date of grant subject to the Eligible Director continuing to provide services to us through such dates. Further, upon a change of control of our Company, vesting of all unvested options held by our Eligible Directors will accelerate in full. The term of each option granted to an Eligible Director will be 10 years.

The following table shows for the fiscal year ended December 31, 2018 certain information with respect to the compensation of all our non-employee directors:

Director Compensation for Fiscal 2018

Name	Fees Earned or Paid in Cash ($)		Option Awards ($)(1)(2)	All Other Compensation ($)	Total ($)
Christopher Gabrieli	$82,000		$481,579	—	$563,579
Stanley T. Crooke(3)	$—		$—	—	$—
Edward Fitzgerald	$109,000	(4)	$481,579	—	$590,579
Elaine Hochberg	$52,000		$481,579	—	$533,579
Damien McDevitt(5)	$—		$—	—	$—
Richard A. Moscicki(6)	$44,500		$1,448,386	—	$1,492,886
B. Lynne Parshall(7)	$52,500		$1,461,597	—	$1,514,097
Sandford D. Smith	$111,000	(8)	$481,579	—	$592,579

(1)

The amounts in this column reflect the aggregate grant date fair value of the shares underlying restricted stock unit award and option awards granted in the applicable year, computed in accordance with FASB ASC Topic 718 for stock-based compensation transactions. Unlike the calculations contained in our financial statements, this calculation does not give effect to any estimate of forfeitures related to service-based vesting, but assumes that the named executive officer will perform the requisite service for the award to vest in full. The assumptions we used in valuing these equity awards are described in Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 filed with the SEC on March 1, 2019 and do not necessarily correspond to the actual economic value recognized or that may be recognized by the directors.

(2)	The table below shows the aggregate number of option awards outstanding for each of our non-employee directors as of December 31, 2018:

Name	Option Awards (#)
Christopher Gabrieli	26,400
Stanley T. Crooke	—
Edward Fitzgerald	26,400
Elaine Hochberg	26,400
Damien McDevitt	—
Richard A. Moscicki	79,400
B. Lynne Parshall	79,400
Sandford D. Smith	26,400

(3)

Dr. Crooke did not receive compensation for his board service because of his affiliation with Ionis. Dr. Crooke receives compensation from Ionis in connection with his service as Ionis’ Chief Executive Officer. Dr. Crooke resigned his position as a member of our board of directors in October 2018.

(4)	Includes a payment of $45,000 in connection with Mr. Fitzgerald’s service as a member of the Special Transaction Committee of the board of directors.
(5)	Mr. McDevitt has served as a member of our board of directors since October 2018. Mr. McDevitt does not receive compensation for his board service because of his affiliation with Ionis.
(6)	Mr. Moscicki has served as a member of our board of directors since June 2018.
(7)

During the fiscal year ended December 31, 2017, Ms. Parshall did not receive compensation for her board service because of her affiliation with Ionis. During the fiscal year ended December 31, 2017, Ms. Parshall received compensation from Ionis in connection with her service as Ionis’ Chief Operating Officer. Since January 2018, Ms. Parshall received compensation from Ionis in connection with her service as Senior Strategic Advisor to Ionis. In May 2018, Ms. Parshall was determined by our Compensation Committee to be an Eligible Director pursuant to the terms of our compensation policy for non-employee directors and has since received compensation from us in connection with her service as a member of our board of directors.

(8)	Includes a payment of $45,000 in connection with Mr. Smith’s service as a member of the Special Transaction Committee of the board of directors.

Certain Relationships and Related Transactions

Except as described below, there have been no transactions since January 1, 2018 in which we have been a participant in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or holders of more than 5% of our common stock, or any members of their immediate family, had or will have a direct or indirect material interest, other than compensation arrangements which are described under “Executive Compensation” and “Director Compensation.”

Development, commercialization and license agreement with Ionis

In December 2015, we entered into a development, commercialization and license agreement with Ionis in which Ionis granted exclusive rights to us to develop and commercialize volanesorsen, AKCEA-APOCIII-LRx, AKCEA-APO(a)Rx, AKCEA-APO(a)-LRx, AKCEA-ANGPTL3Rx and AKCEA-ANGPTL3-LRx, which are collectively referred to as the Lipid Drugs. As a part of the grant to us from Ionis, Ionis has granted an exclusive license to certain patents to develop and commercialize products containing the Lipid Drugs. Ionis also granted us a non-exclusive license to the Ionis antisense platform technology, including its LICA technology, for us to develop and commercialize products containing the Lipid Drugs. Ionis also granted us non-exclusive rights under its manufacturing technology to manufacture the Lipid Drugs in our own facility, or at a contract manufacturer. As a part of this agreement both companies agreed not to work with any other parties to develop or commercialize other drugs that are designed to inhibit any of the Lipid Drug targets so long as we are developing or commercializing the Lipid Drugs.

We and Ionis share development responsibilities for the Lipid Drugs. We pay Ionis for the research and development expenses it incurs on our behalf, which include both external and internal expenses. A Joint Steering Committee (“JSC”) comprising two senior members from each company, sets the development strategy for the Lipid Drugs by mutual agreement. A regulatory sub-committee, established by the JSC and having equal membership from each company, will set the regulatory strategy for each of the Lipid Drugs by mutual agreement. If the regulatory sub-committee cannot agree on an issue related to the regulatory strategy for any one of the Lipid Drugs, we will submit the disputed issues to a mutually agreed-upon regulatory expert, we will share the costs of the expert and the expert’s decision will be binding. At the time of this agreement, we agreed to the initial membership of a cardiometabolic advisory board that will advise the JSC on matters related to the development of the Lipid Drugs. We will provide Ionis notice of all meetings of this advisory board and Ionis personnel will have the ability to attend these meetings.

As we commercialize each of the Lipid Drugs, we will pay Ionis royalties ranging from the mid-teens to the mid-twenties on sales related to the Lipid Drugs that we sell. If we sell a Lipid Drug for a Rare Disease Indication (defined in our agreement as less than 500,000 patients worldwide or an indication that required a

Phase 3 program of less than 1,000 patients and less than 2 years of treatment), we will pay a higher royalty rate to Ionis than we do if we sell a Lipid Drug for a Broad Disease Patient Population (defined in our agreement as more than 500,000 patients worldwide or an indication that required a Phase 3 program of 1,000 or more patients and 2 or more years of treatment). Other than with respect to the drugs licensed to Novartis under the strategic collaboration, option and license agreement, if our annual sales reach $500.0 million, $1.0 billion and $2.0 billion, we will be obligated to pay Ionis sales milestones in the amount of $50.0 million for each sales milestone reached by each Lipid Drug. If and when triggered, we will pay Ionis each of these sales milestones over the subsequent 12 quarters in equal payments.

To sublicense one or more Lipid Drugs licensed to us under this agreement, we will need to mutually agree on the terms of the sublicense with Ionis. If we sublicense any one of the Lipid Drugs to a commercial partner, we will share 50% of any revenue from the commercial partner with Ionis, excluding (1) money received from our partner specifically designated to fund future research and development costs and (2) money we are obligated to spend in support of commercialization of a Lipid Drug in a co-commercialization arrangement. Regarding our Novartis collaboration, we paid Ionis $15.0 million of the $75.0 million upfront option payment we received from Novartis. In February 2019, we also earned a $150.0 million license fee when Novartis exercised its option to license AKCEA-APO(a)-LRx. As a result of the option exercise, on March 26, 2019, we issued 2,837,373 shares of our common stock to Ionis as payment of a $75.0 million sublicense fee. We will share with Ionis 50% of any additional payments we receive from Novartis, excluding money received specifically designated to fund future development costs and money we are obligated to spend to co-commercialize a drug.

We may terminate this agreement if Ionis is in material breach of the agreement. Ionis may terminate this agreement if we are in material breach of the agreement. In each circumstance the party that is in breach will have an opportunity to cure the breach prior to the other party terminating this agreement.

In the first quarter of 2017, we entered into letter agreements with Ionis to reflect the agreed upon payment terms with respect to the upfront option payment that we received from Novartis and to allocate the premium that Novartis paid for Ionis’ common stock in connection with our strategic collaboration.

In April 2017, Ionis granted us a right of first negotiation with respect to Ionis development candidates that are designed to treat a rare cardiometabolic disease or a rare inherited metabolic disease, where we have the capability and financial and other resources to develop and commercialize the development candidate and Ionis does not have an agreement with a third party that would preclude granting us this right. If we exercise our right of first negotiation for an eligible development candidate, we and Ionis will negotiate in good faith the terms of an exclusive license for us to develop and commercialize the development candidate. If we and Ionis cannot agree to the terms of such a license, Ionis may grant a license to a third party on terms no more favorable than Ionis last offered to us. This right of first negotiation expires in April 2024.

Services agreement with Ionis

In December 2015, we entered into a services agreement with Ionis, which agreement was amended and restated in March 2018 in connection with the Inotersen Transaction. Under the services agreement, Ionis provides us certain services, including, without limitation, general and administrative support services and development support services. Ionis has allocated a certain percentage of personnel to perform the services that it provides to us based on its good faith estimate of the required services. We pay Ionis for these allocated costs, which reflect the Ionis full-time equivalent (“FTE”) rate for the applicable personnel, plus out-of-pocket expenses such as occupancy costs associated with the FTEs allocated to providing us these services.

In addition, as long as Ionis continues to consolidate our financials, we will comply with Ionis’ policies and procedures and internal controls. As long as we are consolidated into Ionis’ financial statements under U.S. GAAP, we may continue to access the following services from Ionis:

•	investor relations services,

•	human resources and personnel services,

•	risk management and insurance services,

•	tax related services,

•	corporate record keeping services,

•	financial and accounting services,

•	credit series, and

•	COO/CFO/CBO oversight.

However, if we wanted to provide for our own human resources and personnel services, and doing so would not negatively impact Ionis’ internal controls and procedures for financial reporting, we can negotiate in good faith with Ionis for a reduced scope of services related to human resources and personnel services. When Ionis determines it should no longer consolidate our financials, we may mutually agree with Ionis in writing to extend the term in six-month increments.

We can establish our own benefits programs or can continue to use Ionis’ benefits, however we must provide Ionis a minimum advance notice to opt-out of using Ionis’ benefits. We do not currently plan to establish our own benefits program at this time or in the near future.

Development, commercialization, collaboration and license agreement and related stock purchase agreement with Ionis

In March 2018, we entered into a development, commercialization, collaboration and license agreement (the “License Agreement”) and a related stock purchase agreement (the “Stock Purchase Agreement”) with Ionis, which was approved by our stockholders other than Ionis and its affiliates at a special meeting of stockholders held on April 16, 2018 and closed on April 17, 2018. In accordance with the terms and provisions of the License Agreement, we received the rights to commercialize inotersen and perform certain other non-commercial activities with respect to inotersen, in each case, in accordance with a global strategic plan; assist in the development, through the completion of all pivotal studies, of a follow-on drug to inotersen, AKCEA-TTR-LRx and perform other non-commercial activities with respect to AKCEA-TTR-LRx; commercialize AKCEA-TTR-LRx, following receipt of regulatory approval in accordance with a global strategic plan; share in profits of sales and losses incurred with respect to inotersen and AKCEA-TTR-LRx; and manufacture (including through a third party) each product following receipt of regulatory approval for such product.

At closing, as payment for the grant of rights to us under the License Agreement, we paid an upfront licensing fee of $150 million, payable in shares of our common stock priced by reference to a recent trading average. To support our commercialization of inotersen and AKCEA-TTR-LRx, Ionis purchased $200 million of our common stock at the same price per share. We agreed to share inotersen and AKCEA-TTR-LRx profits and losses with Ionis as follows: for inotersen, beginning on the earlier of (1) the first day of the quarter after receipt of regulatory approval of inotersen in the United States, or (2) January 1, 2019, we will share profits and losses from the development and commercialization of inotersen with Ionis (A) on a 60/40 basis (60% to Ionis and 40% to us) through the end of the quarter in which the first commercial sale of AKCEA-TTR-LRx occurs, and (B) on a 50/50 basis commencing on the first day of the first quarter thereafter; and for AKCEA-TTR-LRx, beginning January 1, 2018, we will share all profits and losses from the development and commercialization of AKCEA-TTR-LRx on a 50/50 basis with Ionis. In addition, we will be obligated to make milestone payments to Ionis in connection with the achievement of certain development, regulatory and commercialization events. We may elect to pay each milestone payment in cash or shares of our common stock and Ionis may require payment in shares of common stock. For example, as a result of the MA approval for TEGSEDI in the EU, on August 3, 2018, we issued 1,597,571 shares of our common stock to Ionis as payment of the $40.0 million regulatory milestone for TEGSEDI, and as a result of the regulatory approval for TEGSEDI in the United States, on October 17, 2018 we issued 1,671,849 shares of our common stock to Ionis as payment of the $50.0 million regulatory milestone for TEGSEDI. Once we have achieved the milestone event for aggregate worldwide annual net sales of $750 million for the products, all subsequent milestone payments must be paid in cash. In connection with the transaction, we amended our Certificate of Incorporation to increase the authorized shares of common stock from 100,000,000 shares to 125,000,000 shares.

Strategic collaboration with Novartis

In January 2017, we initiated a strategic collaboration with Novartis Pharma AG (“Novartis”), the holder of approximately 6.74% of our common stock as of April 17, 2019, for the development and commercialization of AKCEA-APO(a)-LRx and AKCEA-APOCIII-LRx. Under the strategic collaboration, option and license agreement, Novartis has an exclusive option to develop and commercialize these drugs. We are responsible for completing a Phase 2 program and conducting an end-of-Phase 2 meeting with the FDA for each drug and delivering active pharmaceutical ingredient. Following the successful completion of each Phase 2 program, and prior to initiation of the Phase 3 study, Novartis will be able to exercise its option to license and commercialize each drug. Novartis will have 60 days following the end of the applicable end-of-Phase 2 meeting to exercise its option for each of these drugs. If Novartis exercises its option for a drug, Novartis will be responsible, at its expense, to use commercially reasonable efforts to develop and commercialize that drug. We received $75.0 million in an upfront option payment, of which we retained $60.0 million and paid Ionis $15.0 million as a sublicense fee under our license agreement with Ionis. In conjunction with this collaboration, Novartis purchased $100.0 million of Ionis’ common stock at a premium. During 2017, we recognized $55.2 million of revenue related to our Novartis collaboration.

In February 2019, Novartis exercised its option to license AKCEA-APO(a)-LRx. We earned a $150.0 million license fee when Novartis exercised its option to license AKCEA-APO(a)-LRx. As a result of the option exercise, on March 26, 2019, we issued 2,837,373 shares of our common stock to Ionis as payment of a $75.0 million sublicense fee. If Novartis exercises its option for AKCEA-APOCIII-LRx, Novartis will also pay us a license fee equal to $150.0 million. In addition, for AKCEA-APO(a)-LRx, we are eligible to receive up to $675.0 million in substantive milestone payments, including $25.0 million for the achievement of a development milestone, up to $290.0 million for the achievement of regulatory milestones and up to $360.0 million for the achievement of commercialization milestones. In connection with Novartis’ exercise of its option to exclusively license AKCEA-APO(a)-LRx, we and Novartis established a more definitive framework under which we would negotiate the co-commercialization of AKCEA-APO(a)-LRx between us and Novartis in selected markets. Included in this framework is an option by which Novartis could solely commercialize AKCEA-APO(a)-LRx in exchange for Novartis paying us increased commercial milestone payments based on sales of AKCEA-APO(a)-LRx. In addition, for AKCEA-APOCIII-LRx, we are eligible to receive up to $530.0 million in substantive milestone payments, including $25.0 million for the achievement of a development milestone, up to $240.0 million for the achievement of regulatory milestones and up to $265.0 million for the achievement of commercialization milestones. We will earn the next milestone payment of $25.0 million under this collaboration if Novartis advances the Phase 3 study for either drug. We are also eligible to receive tiered royalties in the mid-teens to low-twenty percent range on net sales of AKCEA-APO(a)-LRx and AKCEA-APOCIII-LRx. Novartis will reduce these royalties upon the expiration of certain patents or if a generic competitor negatively impacts the product in a specific country. We will pay 50% of these license fees, milestone payments and royalties to Ionis as a sublicense fee.

For each product Novartis commercializes under this agreement, we will have the right to co-commercialize the product with Novartis in selected markets, through the specialized sales force we are building to commercialize volanesorsen, on terms and conditions that we plan to negotiate with Novartis in the future.

If Novartis does not exercise its option, or stops developing or commercializing after exercising its option with respect to a particular drug, we will have all rights to develop or commercialize the drug (including the right to sublicense these rights to a third party) at our sole expense. If Novartis stops developing or commercializing a drug after exercising its option, and we subsequently commercialize the drug on our own or with another party, we are required to negotiate in good faith and mutually agree with Novartis the terms of a royalty payable to Novartis on the returned drug.

The agreement with Novartis will continue until the earlier of the date that all of Novartis’ options to obtain the exclusive licenses under the agreement expire unexercised or, if Novartis exercises its options, until the expiration of all payment obligations under the agreement. In addition, the agreement as a whole or with respect to any drug under the agreement may terminate early under the following situations:

•	Novartis may terminate the agreement as a whole or with respect to any drug at any time by providing written notice to us;

•

Either we or Novartis may terminate the agreement with respect to any drug by providing written notice to the other party in good faith that we or Novartis have determined that the continued development or commercialization of the drug presents safety concerns that pose an unacceptable risk or threat of harm in humans or would violate any applicable law, ethical principles or principles of scientific integrity;

•

Either we or Novartis may terminate the agreement for a drug by providing written notice to the other party upon the other party’s uncured failure to perform a material obligation related to the drug under the agreement, or the entire agreement if the other party becomes insolvent; and

•	We may terminate the agreement if Novartis disputes or assists a third party to dispute the validity of any of our or Ionis’ patents.

Indemnification

We have entered into indemnity agreements with each of our executive officers and directors and certain non-executive officers which provide, among other things, that we will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of Akcea, and otherwise to the fullest extent permitted under Delaware law and our bylaws. Our bylaws provide that we will indemnify our directors and executive officers to the fullest extent not prohibited by Delaware law or any other applicable law, except that we will generally not be required to indemnify a director or executive officer in connection with any proceeding initiated by such director or executive officer.

Policies and Procedures Regarding Related Party Transactions

We have a related person transaction policy that sets forth our procedures for the identification, review, consideration and approval or ratification of related person transactions. For purposes of our policy only, a related person transaction is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we and any related person are, were or will be participants in which the amount involved exceeds $120,000. Transactions involving compensation for services provided to us as an employee or director are not covered by this policy. A related person is any executive officer, director or beneficial owner of more than 5% of any class of our voting securities, including any of their immediate family members and any entity owned or controlled by such persons.

Under the policy, if a transaction has been identified as a related person transaction, including any transaction that was not a related person transaction when originally consummated or any transaction that was not initially identified as a related person transaction prior to consummation, our management must present information regarding the related person transaction to our audit committee, or, if audit committee approval would be inappropriate, to another independent body of our board of directors, for review, consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to us of the transaction and whether the transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party or to or from employees generally. Under the policy, we will collect information that we deem reasonably necessary from each director, executive officer and, to the extent feasible, significant stockholder to enable us to identify any existing or potential related person transactions and to effectuate the terms of the policy.

In addition, under our Code of Conduct, our employees and directors will have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest.

In considering related person transactions, our audit committee, or other independent body of our board of directors, will take into account the relevant available facts and circumstances including, but not limited to: the risks, costs and benefits to us; the impact on a director’s independence in the event that the related person is a director, immediate family member of a director or an entity with which a director is affiliated; the availability of other sources for comparable services or products; and the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.

The policy requires that, in determining whether to approve, ratify or reject a related person transaction, our audit committee, or other independent body of our board of directors, must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, our best interests and those of our stockholders, as our audit committee, or other independent body of our board of directors, determines in the good faith exercise of its discretion.

Other than the agreements described above under the heading “Development, commercialization, collaboration and license agreement and related stock purchase agreement with Ionis,” all of the transactions described above were entered into prior to the adoption of the written policy, but all were approved by our board of directors considering similar factors to those described above.

AUDIT COMMITTEE REPORT*

The Audit Committee oversees our financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and the financial reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with our independent registered public accountants, who are responsible for expressing an opinion on the conformity of our audited consolidated financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our accounting principles and any other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee has discussed with the independent registered public accountants, the independent registered public accountants’ independence from management and Akcea, including the matters in the written disclosures required by PCAOB Rule 3526. The Audit Committee received from Ernst & Young LLP written disclosure and the letter regarding its independence as required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence. The Audit Committee also discussed with our independent registered public accountants the matters required by the Statement on Auditing Standards No. 1301.

The Audit Committee also reviewed and discussed together with management and the independent registered public accountants the audited consolidated financial statements for the fiscal year ended December 31, 2018, and the results of management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the independent registered public accountants’ audit of internal control over financial reporting.

The Audit Committee discussed with our independent registered public accountants the overall scope and plans for their audit. The Audit Committee met with the independent registered public accountants, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, including internal control over financial reporting, and the overall quality of our financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the board of directors, and the board of directors has approved, that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 for filing with the SEC. The Audit Committee and the board of directors have also recommended, subject to stockholder approval, the selection of Ernst & Young LLP as our independent registered public accountants for 2019.

The Audit Committee

Edward M. Fitzgerald, Chairman

Christopher Gabrieli

Sandford Smith

*

This section is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any filing of Akcea under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

HOUSEHOLDING OF MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notice Regarding the Availability of Information Statement Materials with respect to two or more stockholders sharing the same address by delivering a single Notice Regarding the Availability of Information Statement Materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are our stockholders will be “householding” our information statement materials. A single Notice Regarding the Availability of Information Statement Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have been notified by your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice Regarding the Availability of Information Statement Materials, please notify your broker and direct your written request to Akcea Therapeutics, Inc., Attn: Corporate Secretary, 22 Boston Wharf Road, 9th Floor, Boston, Massachusetts 02210, or contact our Corporate Secretary at (617) 207-0202 and we will promptly provide you a separate Notice Regarding the Availability of Information Statement Materials. Stockholders who currently receive multiple copies of the Information Statement or Notice Regarding the Availability of Information Statement Materials at their address and would like to request “householding” of their communications should contact their broker.

Other Matters

The board of directors knows of no other matters that will be presented for consideration at the Annual Meeting.

For further information about Akcea Therapeutics, Inc., please request a free copy of our Annual Report on Form 10-K for the year ended December 31, 2018 that we filed with the SEC. Please send written requests to:

Joshua Patterson, Corporate Secretary

Akcea Therapeutics, Inc.

22 Boston Wharf Road, 9th Floor

Boston, MA 02210

You may also visit our website (http://ir.akceatx.com/media-investors/corporate-governance) to view our 2018 Annual Report on Form 10-K. The Annual Report on Form 10-K is not incorporated into this Information Statement and is not considered soliciting material. Further, the reference to our website address in this Information Statement does not constitute incorporation by reference of the information contained on our website and should not be considered to be part of this Information Statement.

By Order of the Board of Directors,
Paula Soteropoulos
Chief Executive Officer

April 29, 2019

Exhibit A

ACTION BY WRITTEN CONSENT

OF THE STOCKHOLDER OF

AKCEA THERAPEUTICS, INC.

The undersigned stockholder of AKCEA THERAPEUTICS, INC., a Delaware corporation (the “Company”), hereby consents with respect to all shares of the Company’s capital stock owned by such stockholder, pursuant to Section 228 of the Delaware General Corporation Law (the “DGCL”), to the adoption of the following resolutions and to the taking of the actions referred to in such resolutions:

ELECTION OF DIRECTORS

WHEREAS, in March 2019, the Board of Directors of the Company (the “Board”) nominated for election as directors of the Company by the Company’s stockholders each of Christopher Gabrieli, Sarah Boyce, Edward M. Fitzgerald, Elaine Hochberg, Damien McDevitt, Richard Moscicki, B. Lynne Parshall, Sandford D. Smith and Paula Soteropoulos (collectively, the “Director Nominees”), and has further recommended that the stockholders of the Company vote in favor of the election of the Director Nominees to serve as directors of the Company until the Company’s 2020 Annual Meeting of Stockholders or until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal.

NOW, THEREFORE, BE IT RESOLVED, that the undersigned hereby votes all of its shares in favor of the election of the following persons, and the following persons are therefore hereby elected, as directors of the Company, each to serve until the Company’s 2020 Annual Meeting of Stockholders or until his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal:

Christopher Gabrieli (Chairperson)

Sarah Boyce

Edward M. Fitzgerald

Elaine Hochberg

Damien McDevitt

Richard Moscicki

B. Lynne Parshall

Sandford D. Smith

Paula Soteropoulos

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

WHEREAS, the Audit Committee of the Board has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the Company’s 2019 fiscal year and requested management to ask for stockholder ratification of such selection.

NOW, THEREFORE, BE IT RESOLVED, that the selection by the Audit Committee of the Board of Ernst & Young LLP as the Company’s independent registered public accounting firm for the Company’s 2019 fiscal year be, and it hereby is, ratified.

GENERAL AUTHORIZING RESOLUTION; EFFECTIVE DATE

RESOLVED, that the officers of the Company be, and each of them hereby is, authorized and directed, for and on behalf of the Company, to take such further actions and execute such further documents, as they deem necessary or appropriate to effectuate the intent of the foregoing resolutions, including without limitation the filing and distribution of any Information Statement required to be filed and distributed in accordance with Regulation 14C of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

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RESOLVED FURTHER, that this Action by Written Consent shall be effective immediately upon delivery of counterparts signed by stockholders having not less than the minimum number of votes that would be necessary to authorize or take the above actions at a meeting at which all shares entitled to vote thereon were present and voted to the Company; provided that, pursuant to Rule 14c-2 under the Exchange Act, the foregoing actions approved hereby will not become effective until our 2019 Annual Meeting to be held on June 14, 2019, which date is at least twenty days from the date that an Information Statement pursuant to Section 14(c) of the Exchange Act is first made available to our stockholders.

This Action by Written Consent may be executed and delivered in multiple counterparts (including facsimile, PDF or other electronic counterparts), each of which, when taken together, will constitute one document. This Action by Written Consent shall be filed with the minutes of the proceedings of the stockholders of the Company and said resolutions shall have the same force and effect as if they were adopted at a meeting at which the undersigned were personally present.

IN WITNESS WHEREOF, the undersigned have executed this ACTION BY WRITTEN CONSENT OF THE STOCKHOLDER as of April 24, 2019.

STOCKHOLDER:

IONIS PHARMACEUTICALS, INC.

/s/ Patrick O’Neil
(Signature)

Patrick O’Neil
(Print Name)

SVP Legal & General Counsel
(Title, if applicable)

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